Exhibit 2.2

FIRST AMENDMENT TO

SHARE PURCHASE AGREEMENT

This FIRST AMENDMENT, dated as of October 14, 2026 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of July 28, 2026, is entered into by and among GMEX Robotics Corporation, a British Virgin Islands company (“Buyer” or the “Company”), Alpha Meta AI Pte Ltd, a Singapore company (“Issuer”), MetaGen Ai Limited, a British Virgin Islands company and principal shareholder of the Issuer (“MetaGen”) and, solely for Section 4 below, each of the shareholders of Issuer set forth on the signature page hereto (“Selling Holders”). Issuer and MetaGen are sometimes referred to herein collectively as the “Seller Parties” and individually as a “Seller Party.” Buyer, Issuer, and MetaGen are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into that certain Share Purchase Agreement, dated as of July 28, 2026 (the “Agreement”);

WHEREAS, Section 11.8 of the Agreement provides that the Agreement may be amended by a written instrument signed by Buyer, Issuer and MetaGen;

WHEREAS, the parties desire to amend the form of the consideration payable under the Agreement, without any change to the Equity Valuation or the Initial Purchase Price, as set forth herein; and

WHEREAS, the Parties and the Selling Holders wish to amend the terms of the Lock-Up Agreement to reflect the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Valuation Unchanged. The Equity Valuation remains US$8,400,000 and the Initial Purchase Price remains US$2,520,000, in each case subject to adjustment only as provided in Section 2.4B of the Agreement and the Confidential Performance Schedule. Nothing in this Amendment adjusts the Equity Valuation or the Initial Purchase Price.

2. Consideration Mix. Notwithstanding Section 2.3 of the Agreement or Schedule II, the Initial Purchase Price shall be payable (a) fifteen percent (15%) in cash and (b) eighty-five percent (85%) in Share Consideration (i.e., US$378,000 in cash and US$2,142,000 in Share Consideration, assuming no adjustment as provided for in the Agreement), allocated among the Selling Holders pro rata in accordance with Schedule II, which is deemed amended accordingly.

3. Share Consideration; Class C Preferred Shares. Section 2.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

2.4 Share Consideration. The Share Consideration shall consist of Class C preferred shares, US$0.000001 par value each, of Buyer (the “Class C Preferred Shares”), issued on the following terms:

(a) Stated Value. Each Class C Preferred Share shall have a stated value of US$1,000 (the “Stated Value”).

(b) Number of Shares. At the Closing, Buyer shall issue to the Selling Holders a number of Class C Preferred Shares equal to (i) the portion of the Initial Purchase Price payable in Share Consideration, divided by (ii) the Stated Value, rounded down to the nearest whole share (i.e., 2,142 Class C Preferred Shares in the aggregate, assuming no adjustment).

(c) No Listing; No Transfer Prior to Conversion. The Class C Preferred Shares shall not be listed on Nasdaq or any other securities exchange and shall not be transferable or tradable prior to their conversion into Buyer Common Shares.

(d) Conversion. Each Class C Preferred Share shall be convertible into a number of Buyer Common Shares equal to the Stated Value divided by the conversion price in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price shall equal the Closing VWAP.

(e) Conversion Price Reset. Upon any share split, reverse share split, merger or change of control of Buyer, the Conversion Price shall be reset to thirty percent (30%) of the volume weighted average trading price of the Buyer Common Shares on Nasdaq during the five (5) Trading Day period ending on and including the Trading Day immediately preceding the date of conversion of the applicable Class C Preferred Shares.

(f) Authorization. Prior to the Closing, Buyer shall take all corporate action necessary under its organizational documents and applicable Law to create and authorize the Class C Preferred Shares on terms consistent with this Amendment.

(g) Conforming References. All references in the Agreement and the Ancillary Agreements to the Share Consideration (including the escrow provisions and the Stock Escrow Amount) shall be deemed to include the Class C Preferred Shares and the Buyer Common Shares issuable upon conversion thereof, mutatis mutandis.

4. Lock-Up. Notwithstanding Section 6.9 of the Agreement, the lock-up period under each Lock-Up Agreement shall be twenty-four (24) months following the Closing Date (in lieu of six (6) months), with no leak-out during such period, and shall apply to the Class C Preferred Shares and any Buyer Common Shares issued upon conversion thereof. The form of Lock-Up Agreement attached to the Agreement is deemed amended accordingly. Each Selling Holder’s agreement to such lock-up is made in consideration of, and is conditioned upon, the amendments set forth in Sections 2 and 3 of this Amendment.

5. Effect of Amendment. Except as expressly amended hereby, the Agreement remains unmodified and in full force and effect. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein” or words of like import shall mean the Agreement as amended by this Amendment. This Amendment constitutes a written instrument satisfying Section 11.8 of the Agreement.

6. Miscellaneous. Article XI of the Agreement (including the governing law, jurisdiction, waiver of jury trial and notices provisions) shall apply to this Amendment, mutatis mutandis. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, and signatures delivered by electronic transmission shall be deemed original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BUYER:
GMEX ROBOTICS CORPORATION

By:
Name:
Title:

ISSUER:
Alpha Meta AI Pte Ltd

By:
Name:
Title:

META GEN:
MetaGen Ai Limited

By:
Name:
Title:

SELLING HOLDERS:
[Name of Selling Holder]

By:
Name:
Title:

[Signature blocks to be repeated for each Selling Holder listed on Schedule I]